LICENSE AND OPERATING AGREEMENT


This Operating Agreement is made this     day of July, 1997 by and between
Carteret Biocycle Corporation, a Delaware corporation ("Company") and SD & G Aggregates, Inc., a New Jersey corporation and its affiliates, subsidiaries, sister companies and shareholders, and any other entity established by SD & G Aggregates, Inc. or any of its shareholders to perform their covenants hereunder, whether directly or indirectly involved, and whether as shareholders, partners, members, owners, principals, or agents of such other entity (collectively "SD & G").

WHEREAS, the Company is planning to develop, construct, and operate a facility to do bioremediation of contaminated soils, and

WHEREAS, the Company has entered into several agreements simultaneous herewith including; a Ground Lease Agreement with 40 Sayerville Realty Company; and a Consulting Agreement with Windsor Environmental Technologies Corporation (collectively "Related Agreements"), and

WHEREAS, the Company is desirous of conducting the operations of its bioremediation facility utilizing the permits and licenses held by SD & G, and

WHEREAS, SD & G is willing to provide exclusive use of its permits and licenses to Company as specified herein,

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.    License.

SD & G hereby grants to Company a perpetual, exclusive license to use the Permits and Licenses listed on Schedule A hereto in the State of New Jersey as set forth in this Agreement.

2.    Restrictions.

Company shall not sublicense, transfer or convey any rights hereunder without the prior written consent of SD & G; except to its parent, subsidiaries, or affiliated companies, or to any company, person or entity with which the Company may merge or consolidate or to a purchaser of its assets or to any company, person or entity under common control with the Company.

SD & G may not sell, assign, or convey any of its rights hereunder to any company, entity or person without the prior written consent of the Company.

3.    Deposit Monies.

Company shall provide $100,000 deposit at the time of the execution of this Agreement.

4.    Fee.

In consideration for the grant of the license and the use of permits and licenses, Company agrees to pay SD & G upon the following basis: Two percent of Gross Sales

(i) Notwithstanding anything to the contrary in this Section 4, the parties agree that a cap shall exist on all fees due hereunder as follow: $1,500,000 or ten years from the date the facility opens for business to third parties, whichever comes first; thereafter, for an additional ten years or $1,00,000 whichever comes first, at the rate of 0.666% of Gross Sales.

5.    Representations and Warranties of SD & G.

SD & G hereby represents and warrants to Company as follows:

(i) it is the owner of the licenses and permits listed on Schedule A hereto, free and clear of any liens, encumbrances, or claims, and otherwise has the right to grant to the Company the rights set forth in this Agreement.

      (ii) there is no litigation or judgements affecting the aforesaid licenses and permits

      (iii) the licenses and permits are valid and enforceable, and have been lawfully issued.

(iv) SD & G is in full compliance with all laws and regulations affecting the aforesaid licenses and permits.

(v) the aforesaid licenses and permits constitute all licenses and permits necessary to operate the bioremediation process and non-bioremediation process at this facility of the Company which is envisioned by this Agreement, and the consummation of this transaction will not result in the revocation, suspension, or limitation of the licenses and permits in any manner, and the licenses or permits do not require the consent of its issuing authority to or as a result of the consummation of the transaction contemplated hereby.

(vi) SD & G shall maintain the aforesaid licenses and permits in good standing order, valid and enforceable taking whatever action is necessary and appropriate to operate under these licenses and permits, renew, modify, as may be requested by the Company, or otherwise maintain their viability at its sole expense.

(vii) SD & G shall maintain no other licenses or permits which are not the subject of this transaction or which are not necessary to accomplish and effectuate the transaction contemplated hereby. In the event SD & G does hold other licenses or permits which are not subject to this transaction ("non-essential licenses"), SD & G shall immediately divest itself of such non-essential licenses no later than 90 days subsequent to the signing of this Agreement, to another entity as owned by the same principals.

(viii) General Counsel for SD & G shall provide a legal opinion simultaneous with the execution of this Agreement verifying the accuracy of the representations and warranties set forth in this Section 5(i)-(vii).

(ix) SD & G shall accept all quantities of screened debris from the Company generated from the facility which is the subject of this Agreement at a cost of $1.25 per ton. For purposes of this Agreement screened debris shall be defined as, but not limited to concrete, asphalt, brick, block, and natural rocks not to exceed 6" in diameter.

(x) The Company shall be allowed to expand its recycling operations to include any form of recycling allowable under SD & G's permits and licenses, and if not allowable under their permits and licenses, then the Company, with the full cooperation and support of SD & G, shall apply to the appropriate government agency for a modification or amendment to the permit or license to perform the non-permitted recycling operations. The Company shall bear the sole cost and expense for such permit or license modification.

6.    Right of First Refusal.

SD & G is currently evaluating the potential of obtaining a permit or license to conduct the remediation of dredge spoils from dredging operations to be located on a 17 acre parcel adjacent to the premises which are the subject hereof. For purposes of this Agreement, remediation shall be defined as all operations and processes appropriate to the performance of remediation, including but not limited to transportation, loading and unloading material, conveying material, transferring material on-site or off-site, windrowing, mixing material, and other such functions involved in the remediation process. In the event, SD & G is granted a permit or license or otherwise, directly or indirectly, is allowed to conduct dredge spoils remediation operations on said premises, the Company is granted a right of first refusal to obtain a perpetual and exclusive license to operate the dredge spoils remediation operations. The parties agree to negotiate in good faith the contract terms necessary and appropriate to consummate such a transaction. Further, in the event SD & G receives a bona fide offer from a third party to finance and operate a dredge spoils remediation operation on said premises, the Company will be provided with 45 days to notify SD & G of its intent to match the bona fide offer from the third party. This 45 day period shall be measured beginning with the first day the Company receives notice from SD & G of the third party bona fide offer. If the Company notifies SD & G of its intent to match the bona fide offer, the Company shall have 30 days from the date of such notice to negotiate and execute a contract with SD & G relative to its offer. Both parties agree to negotiate such terms in good faith. In the event the Company notifies SD & G of its refusal to match the bona fide offer from the third party, SD & G shall be free to execute a contract with said third party but only upon the same terms and conditions as offered to the Company. In the event these third party negotiations develop terms and conditions different from what was offered to the Company, SD & G shall provide the Company with 45 days to accept or reject the revised offer and terms. In the event SD & G is not successful in Closing a transaction upon the same terms and conditions as offered to the Company with the third party within 120 days for whatever reason, then SD & G shall provide the Company with a 30 day period as a new opportunity to match the offer.

7.    Board Representation.

During the term of this Agreement, Eric Fable shall be granted one seat on the Board of Directors of the Company, and if an Audit Committee is created by the Board of Directors, Eric Fable shall be entitled to one seat on the Audit Committee.


9.    Indemnification.

9.1 Survival of Representations and Warranties. The representations and warranties of SD & G hereto as set forth in Sections 5 and 6 of this Agreement or in any writing delivered pursuant hereto shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) and shall not terminate but shall continue indefinitely.

9.2   Indemnification.

(a) SD & G covenants and agrees to defend, indemnify and hold harmless the Company and each Person who controls the Company within the meaning of the Securities Act from and against any Damages arising out of or resulting from:
(i) any inaccuracy in or breach of any representation or warranty made by SD & G in this Agreement or in any writing delivered pursuant to this Agreement; or
(ii) the failure of SD & G to perform or observe fully any covenant, agreement or provision to be performed or observed by SD & G pursuant to this Agreement or any Related Agreements.

9.3   Third Party Claims.

(a) If any party entitled to be indemnified pursuant to Section 9.2 (an "Indemnified Party") receives notice of the assertion by any third party of any claim or of the commencement by any such third person of any Action (any such claim or Action being referred to herein as an "Indemnifiable Claim") with respect to which another party hereto (an "Indemnifying Party") is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the "Claim Notice") of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages directly resulted or were caused by such failure.

(b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party's consent. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

(d) Anything contained in this Section 9.3 to the contrary notwithstanding, SD & G shall not be entitled to assume the defense for any Indemnifiable Claim (and shall be liable for the reasonable fees and expenses incurred by the Indemnified Party in defending such claim) if the Indemnifiable Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Company which it determines, after conferring with its counsel, cannot be separated from any related claim for money damages and which, if successfully, would adversely affect the business, properties or prospects of the Company.

9.4 Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

9.5 Set-off. Notwithstanding any provision of this Agreement or of any other agreement, instrument or undertaking, it is understood and agreed that Company shall have the right to set-off the amount of any indemnity under Sections 9.2 or 9.3 hereof to the extent SD & G shall be liable therefor against any sums of money or any shares of the Company at any time payable or deliverable to SD & G. The remedies provided in this Article shall be cumulative and shall not preclude the assertion by any party of any other rights or the seeking of any other remedies by it against any other party.

10.   Notices.

All notices requests, demands and other communications hereunder must be in writing and shall be deemed to have been given if delivered by hand or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

      (i)   If to the Company:

            Carteret Biocycle Corp.
            2300 Glades Rd., Suite 440W
            Boca Raton, FL   33431
            Attention:  Mr. Mark Alsentzer, President and CEO
            Telecopy:  (561) 394-5335


      (ii)  If to SD & G, addressed to:
            SD & G Aggregates, Inc.
            Attn: Peter Sica
            1000 Blair Rd.
            Carteret, NJ 07008

Addresses may be changed by notice in writing signed by the addressee.

11.   Miscellaneous.

This Agreement embodies the entire understanding between the parties hereto respecting the subject matter hereof and no change, alteration or modification hereof may be made except in writing signed by both parties hereto. The headings in this Agreement are for convenience of reference only and shall not be considered as part of this Agreement or to limit or otherwise effect the meaning hereof. If any provisions of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such provisions nor the validity of any other provisions of this Agreement shall in any way be affected thereby. This agreement shall in all respects be governed by and construed in accordance with the laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


Witnesses:                                "COMPANY"


_________________________           By: ____________________________
                                          Mark Alsentzer, President


                                          "SD & G"

__________________________          _____________________________
                                    Peter Sica, President


                                          "Shareholders of SD & G"


____________________________        _____________________________
                                          Peter Sica

____________________________        _____________________________